Exhibit 11.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Post-Qualification Amendment to the Offering Circular on Form 1-A (File No. 024-1175) pursuant to Regulation A of the Securities Act of 1933 of our report dated April 29, 2024, relating to the financial statements of Alterra Owner LLC for the year ended December 31, 2023 and for the period March 4, 2022 through December 31, 2022.

/s/ DELOITTE & TOUCHE LLP

New York, New York

June 24, 2024